File No. 812-15725

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

MidCap Financial Investment Corporation, Apollo Debt Solutions BDC, Apollo Diversified Credit Fund, Apollo S3 Private Markets Fund, Middle Market Apollo Institutional Private Lending, Apollo Diversified Real Estate Fund, Apollo Origination II (Levered) Capital Trust, Apollo Origination II (UL) Capital Trust, Apollo Investment Management, L.P., Apollo Credit Management, LLC, Apollo Capital Credit Adviser, LLC, Apollo S3 RIC Management, L.P., Apollo Real Estate Fund Adviser, LLC, AA Direct, L.P., AA Infrastructure Fund 1 Ltd., ACE Credit Fund, L.P., AGRE Debt Fund I, L.P., AGRE U.S. Real Estate Fund, L.P., Amissima Diversified Income ICAV, AMN Loan Fund, L.P., AP Kent Credit Master Fund, L.P., Apollo Accord Master Fund II, L.P., Apollo Accord Master Fund III, L.P., Apollo Accord Fund III B, L.P., Apollo Accord Fund IV, L.P., Apollo A-N Credit Fund, L.P., Apollo Asia Real Estate Fund II, L.P., Apollo Atlas Master Fund, LLC, Apollo Chiron Credit Fund, L.P., Apollo Commercial Real Estate Finance, Inc., Apollo Credit Master Fund Ltd., Apollo Credit Opportunity Fund III LP, Apollo Credit Strategies Master Fund Ltd., Apollo European Principal Finance Fund III (Dollar A), L.P., Apollo Hybrid Value Fund, L.P., Apollo Hybrid Value Fund II, L.P., Apollo Impact Mission Fund, L.P., Apollo Infrastructure Opportunities Fund II, L.P., Apollo Investment Fund IX, L.P., Apollo Investment Fund VII, L.P., Apollo Investment Fund VIII, L.P., Apollo Lincoln Fixed Income Fund, L.P., Apollo Moultrie Credit Fund, L.P., Apollo Natural Resources Partners II, L.P., Apollo Natural Resources Partners III, L.P., Apollo Navigator Aviation Fund I, L.P., Apollo Revolver Fund, L.P., Apollo Strategic Origination Partners, L.P., Apollo Tactical Value SPN Investments, L.P., Apollo Total Return Master Fund L.P., Apollo Tower Credit Fund, L.P., Apollo U.S. Real Estate Fund II L.P., Apollo U.S. Real Estate Fund III, L.P., Apollo/Cavenham European Managed Account II, L.P., Athene Holding Ltd., Athora Lux Invest S.C.Sp, Financial Credit Investment II, L.P., Financial Credit Investment III, L.P., Financial Credit Investment IV, L.P., MidCap FinCo Holdings Limited, NNN Investor 1, L.P., Athora Lux Invest NL S.C.Sp, ACE Credit Management, LLC, ACF Europe Management, LLC, ACREFI Management, LLC, Aegon Ireland plc, AGRE-CRE Debt Manager, LLC, AGRE NA Management, LLC, AP Kent Management, LLC, Apollo Accord Management II, LLC, Apollo Accord Management III, LLC, Apollo Accord Management III B, L.P., Apollo Accord Management IV, L.P., Apollo A-N Credit Management, LLC, Apollo Asia Management II, L.P., Apollo Asset Management Europe LLP, Apollo Atlas Management, LLC, Apollo Capital Management, L.P., Apollo Centre Street Management, LLC, Apollo Centre Street Partnership, L.P., Apollo Chiron Management, LLC, Apollo Credit Management (CLO), LLC, Apollo Credit Opportunity Management III LLC, Apollo EPF Management III, LLC, Apollo European Senior Debt Management, LLC, Apollo European Strategic Management, L.P., Apollo Global Real Estate Management, L.P., Apollo Hercules Management, LLC, Apollo Hercules Partners, L.P., Apollo Hybrid Value Management, L.P., Apollo Hybrid Value Management II, L.P., Apollo Impact Mission Management, L.P., Apollo India Credit Opportunity Management, LLC, Apollo Infrastructure Opportunities Management II, L.P., Apollo Investment Management Europe LLP, Apollo Kings Alley Credit Fund Management, LLC, Apollo Lincoln Fixed Income Management, LLC, Apollo Lincoln Private Credit Management, LLC, Apollo Management International LLP, Apollo Management IX, L.P., Apollo Management VII, L.P., Apollo Management VIII, L.P., Apollo Moultrie Credit Fund Management LLC, Apollo NA Management II, LLC, Apollo NA Management III, LLC, Apollo Navigator Management I, LLC, Apollo Oasis Management, LLC, Apollo Origination Management, L.P., Apollo PPF Credit Strategies Management, LLC, Apollo Oasis Partners, L.P., Apollo Origination Partnership, L.P., Apollo Palmetto Strategic Partnership, L.P., Apollo Revolver Capital Management, LLC, Apollo ST Fund Management LLC, Apollo Strategic Origination Management, L.P., Apollo Tactical Value SPN Management, LLC, Apollo Tower Credit Management, LLC, Apollo Union Street Management, LLC, Apollo Union Street Partners, L.P., Apollo Zeus Strategic Management, LLC, Apollo/Cavenham EMA Management II, LLC, Financial Credit Investment II Manager, LLC, Financial Credit Investment III Manager, LLC, Financial Credit Investment IV Manager, LLC, Apollo Investment Management Europe (Luxembourg) S.a r.l., Apollo Total Return Management LLC, Apollo Commodities Management, L.P., Apollo Insurance Solutions Group LP, Apollo MidCap US Direct Lending 2019, L.P., NNN Investor 2 (Auto), L.P., NNN Opportunities Fund, L.P., Apollo PPF Opportunistic Credit Partners (Lux), SCSp, Apollo PPF Credit Strategies, LLC, Apollo PPF

Credit Management, LLC, Apollo Co-Investment Capital Management, LLC, Alteri Investments II, SCSp, Merx Aviation Finance, LLC, Apollo Accord+ Fund (Lux), SCSp, Apollo Accord+ Offshore Fund, L.P., Apollo Accord+ Fund, L.P., Apollo Revolver Fund II (Offshore), L.P., Apollo Revolver Fund II, L.P., Apollo Revolver Fund II (ATH), L.P., Apollo Accord+ Management, L.P., Apollo Revolver Management II (ATH), L.P., Apollo Revolver Management II, L.P., Apollo Accord Fund V, L.P., Apollo Investment Fund X, L.P., Apollo Total Return Fund—Investment Grade, L.P., Apollo Accord Management V, L.P., Apollo Management X, L.P., Apollo Total Return Fund—Investment Grade Management, L.P., ACMP Holdings, LLC, Apollo Aligned Alternatives, L.P., Redding Ridge Asset Management, LLC, Apollo Asset-Backed Finance Fund, L.P., Apollo Origination Partnership II (Levered), L.P., Apollo Origination Partnership II (Unlevered), L.P., Apollo Delphi Fund, L.P., Apollo Credit Strategies Absolute Return Fund, L.P., Apollo European Principal Finance Fund IV (Dollar A), L.P., Apollo European Principal Finance Fund IV (Dollar B), L.P., Apollo European Principal Finance Fund IV (Euro B1), L.P., Apollo European Principal Finance Fund IV (Lux Euro B2), SCSp, Apollo EPF Management IV, L.P., Apollo Accord Offshore Fund V, L.P., Apollo Accord Fund V (Lux), SCSp, Apollo Clean Transition Capital Overseas II, L.P., Apollo Clean Transition Capital Fund, L.P., Apollo Calliope Fund, L.P., Apollo Digital Origin Partners, L.P., Apollo Starmoon CEPF Co-Invest (Overseas), L.P., Apollo Infrastructure Opportunities Fund II (Overseas), L.P., Apollo Infrastructure Opportunities Fund II (TE 892), L.P., Apollo Infrastructure Opportunities Fund II (Lux), SCSp, Apollo Infrastructure Opportunities Fund III (Overseas), L.P., Apollo Infrastructure Opportunities Fund III (TE 892), L.P., Apollo Infrastructure Opportunities Fund III (Lux), SCSp, Apollo Infrastructure Opportunities Fund III, L.P., RRE 17 Loan Management Designated Activity Company, RRE 16 Loan Management Designated Activity Company, RRE 9 Loan Management Designated Activity Company, RRE 12 Loan Management Designated Activity Company, RRE 8 Loan Management Designated Activity Company, RRE 7 Loan Management Designated Activity Company, RRE 10 Loan Management Designated Activity Company, RRE 6 Loan Management DAC, RRE 15 Loan Management Designated Activity Company, RRE 2 Loan Management Designated Activity Company, RRE 11 Loan Management Designated Activity Company, RRE 3 Loan Management Designated Activity Company, RRE 5 Loan Management Designated Company, RRE 1 Loan Management Designated Activity Company, RR 1 Ltd., RR 14 Ltd., RR 15 Ltd., RR 16 Ltd., RR 17 Ltd., RR 18 Ltd., RR 19 Ltd., RR 2 Ltd., RR 20 Ltd., RR 21 Ltd., RR 22 Ltd., RR 23 Ltd., RR 24 Ltd., RR 25 Ltd., RR 26 Ltd., RR 27 Ltd., RR 4 Ltd., RR 5 Ltd., RR 6 Ltd., RR 7 Ltd., RR 8 Ltd., RR Berbere 2 Ltd., RR Bhut Jolokia 3 Ltd., RR Cayenne 4 Ltd., RR Poblano 4 Ltd., RR Reaper Brown Carolina 2 Ltd., RR Reaper Brown Carolina 3 Ltd., RR Tabasco 1 Ltd., AP Tundra Holdings LLC, ALM 2020, Ltd., AOP Finance Partners, L.P., Athora Lux Invest SCSP Duration Fund, Mercer Multi-Asset Credit Fund, Apollo Credit Funds ICAV—Apollo Helius Multi-Credit Fund I, AAA Aviation Holdings, L.P., AA Pencil Holdings, L.P., AA Tundra Investor, L.P., Aspen American Insurance Company, Aspen Specialty Insurance Company, Apollo Credit Secondaries Fund I, L.P., Apollo US Broadly Syndicated Loans Fund, Apollo Opportunistic Credit Fund, MMJV LLC, Apollo S3 Equity & Hybrid Solutions Fund, L.P., Apollo S3 Equity & Hybrid Solutions Offshore Fund, L.P., Apollo S3 Equity & Hybrid Solutions Fund (TE 892), L.P., Apollo S3 Equity & Hybrid Solutions Offshore Fund (Lux), SCSp, AA MMF 1 HoldCo LP, ACE Credit Allocation Fund I, AM-EDL (Lux) SCSP, Apollo Accord Fund VI (Lux), SCSp, Apollo Accord Fund VI, L.P., Apollo Accord+ II Fund, L.P., Apollo Accord+ II Offshore Fund, L.P., Apollo Alster Lending Fund (Lux) SCSP, Apollo Broad Middle Markets Lending Fund, L.P., Apollo Credit Strategies IDF, LP, Apollo Debt Solutions IDF, LP, Apollo European Direct Lending SCSP, Apollo European Private Credit (Master) SCSp, Apollo Excelsior Co-Invest, L.P., Apollo Excelsior, L.P., Apollo GLDC Fund, L.P., Apollo Jade Partnership, L.P., Cervus Loan Origination III, MICAD Account (Cayman), LP, Apollo Libra Credit Opportunities Fund, L.P., Apollo PPF Credit Strategies (Lux), SCSP, Apollo S3 Private Markets (Master) SCSP, Apollo S3 Credit Solutions Fund II, L.P., RR 12 LTD, RR 3 LTD, RR 28 LTD, RR 29 LTD, RR 30 LTD, RR 31 LTD, RR 32 LTD, RR 33 LTD, RR 35 LTD, RRE 18 Loan Management Designated Activity Company, RRE 19 Loan Management Designated Activity Company, RRE 20 Loan Management Designated Activity Company, RRE 21 Loan Management Designated Activity Company, RRE Portrush 1 Designated Activity Company, RR 34 LTD, RRX 6 LTD, RRX 7 LTD, RRAM Beta 1, Ltd., RRAM Beta 1 Tax Subsidiary Inc., RRE 22 Loan Management Designated Activity Company, RRE Belfry 1 Designated Activity Company, Apollo M-EDL Management, L.P., Apollo Alster Management, LLC, Apollo European Direct Lending Management, L.P., Apollo Excelsior Management, L.P., Apollo Capital Markets Management, L.P., Redding Ridge Asset Management (UK) LLP, Apollo S3 Investment Management, L.P.

9 West 57th Street

New York, NY 10019

Lord Abbett Flexible Income Fund

90 Hudson Street,

Jersey City, New Jersey 07302-3973

AMENDMENT NO. 1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i)

OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT

COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY

SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Tanner Powell

Chief Executive Officer

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

Telephone: (212) 515-3450

and

Kristin Hester

Chief Legal Officer

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

Telephone: (212) 515-3450

Copies to:

David Blass Simpson Thacher & Bartlett LLP 900 G Street, NW Washington, DC 20001 (202) 636-5863	Steven Grigoriou Simpson Thacher & Bartlett LLP 900 G Street, NW Washington, DC 20001 (202) 636-5592

April 4, 2025

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on January 14, 2025 (the “Prior Order”)2 that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

•	MidCap Financial Investment Corporation (“MFIC”), a closed-end diversified management investment company that has elected to be regulated as a business development company (“BDC”);

•	Apollo Debt Solutions BDC (“ADS”), a diversified, closed-end management investment company that has elected to be regulated as a BDC;

•	Apollo Diversified Credit Fund (“ADCF”), a continuously offered, diversified, closed-end management investment company that is operated as an interval fund;

•	Apollo S3 Private Markets Fund (“ASPM”), a non-diversified, closed-end management investment company;

•	Middle Market Apollo Institutional Private Lending (“MMAIPL”), a non-diversified, closed-end management investment company that has elected to be regulated as a BDC;

•	Lord Abbett Flexible Income Fund (“LA Fund”), a continuously offered, diversified, closed-end management investment company that is operated as an interval fund;

•	Apollo Diversified Real Estate Fund (“ADREF”), a continuously offered, diversified, closed-end management investment company that is operated as an interval fund;

•	Apollo Origination II (Levered) Capital Trust (“AOP II (L)”), a non-diversified, closed-end management investment company that has elected to be regulated as a BDC;

•

Apollo Origination II (UL) Capital Trust (“AOP II (UL)” and together with MFIC, ADS, ADCF, ASPM, MMAIPL, LA Fund, ADREF and AOP II (L), the “Existing Regulated Funds”), a non-diversified, closed-end management investment company that has elected to be regulated as a BDC;

•	Merx Aviation Finance, LLC (“Merx”), a special purpose vehicle owned by MFIC and which qualifies as a Wholly-Owned Investment Sub (defined below) of MFIC;

•	Apollo Investment Management, L.P. (“AIM”), the investment adviser to MFIC;

•	Apollo Credit Management, LLC (“ACM”), the investment adviser to ADS, MMAIPL, AOP II (L) and AOP II (UL), and the investment sub-adviser to ADCF and LA Fund;

•	Apollo Capital Credit Adviser, LLC (“ACC”), the investment adviser to ADCF;

•	Apollo S3 RIC Management, L.P. (“ASRM”), the investment adviser to ASPM;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	MidCap Financial Investment Corporation, et al., (File No. 812-15538) Release No. 35423 (December 18, 2024) (notice), Release No. 35448 (January 14, 2025) (order).

•	Apollo Real Estate Fund Adviser, LLC (“AREF”), the investment adviser to ADREF;

•

Any Existing Adviser (as defined below) that acts in a principal capacity or any other affiliate of an Existing Adviser identified in Appendix A, that, from time to time, will hold various financial assets in a principal capacity and intends to participate in Co-Investment Transactions (the “Existing Proprietary Accounts”);

•

The investment vehicles identified in Appendix A, each of which is a separate and distinct legal entity and would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds”); and

•

The investment advisers to the Existing Affiliated Funds that are identified in Appendix A (the “Existing Advisers to Affiliated Entities” and, together with AREF, AIM, ACM, ACC and ASRM, the “Existing Advisers” and, the Existing Advisers together with the Existing Regulated Funds, Merx, the Existing Proprietary Accounts and the Existing Affiliated Funds, the “Applicants”),[3] each of which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

[3]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund4 and one or more Affiliated Entities5 to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

II.	GENERAL DESCRIPTION OF THE APPLICANTS

Apollo Global Management, Inc. (“AGM”), a publicly traded company, owns controlling interests in the Advisers, and thus may be deemed to control the Regulated Funds and the Affiliated Entities. AGM, however, is a holding company and does not currently offer investment advisory services to any person, is not expected to do so in the future, and will not be the source of any Co-Investment Transactions under the requested Order. Accordingly, AGM has not been included as an Applicant.

[4]

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[5]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[6]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[7]

“Adviser” means the Existing Advisers, and any other investment adviser controlling, controlled by, or under common control with the Existing Advisers. The term “Adviser” also includes any internally-managed Regulated Fund.

[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

A. MFIC and Merx

MFIC is a specialty finance company that is a closed-end, diversified management investment company incorporated in Maryland. MFIC has elected to be regulated as a BDC under the 1940 Act, has qualified and elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and intends to continue to qualify as a RIC in the future.

MFIC’s investment objective is to generate both current income and capital appreciation through debt and equity investments. MFIC invests primarily in middle market companies, where it believes the supply of primary capital is limited and investment opportunities are most attractive. MFIC’s primary investment mandate (as more fully described in MFIC’s disclosure documents, as may be amended or supplemented from time to time) is to focus on senior secured loans and subordinated and mezzanine investments and/or equity in private middle market companies, which may include an equity component such as warrants. MFIC may also invest in the securities of public companies. In addition, MFIC and its affiliated persons, as defined in Section 2(a)(3)(C) of the 1940 Act (“Affiliates”), together have the ability to provide “one stop” financing with the ability to hold larger investments than many of MFIC’s competitors. The ability to hold larger investments benefits MFIC’s stockholders by: (i) increasing flexibility, (ii) broadening market relationships and access to deal flow, (iii) allowing MFIC to optimize its portfolio composition, (iv) allowing MFIC to provide capital to middle market companies, which MFIC believes currently have limited access to capital from traditional lending sources, and (v) potentially increasing the availability of more favorable investment terms and protections.

MFIC’s business and affairs are managed under the direction of a board of directors, which currently consists of seven members, four of whom are not “interested” persons of MFIC within the meaning of Section 2(a)(19) of the 1940 Act (the “MFIC Board”).9 The MFIC Board has delegated daily management and investment authority to AIM pursuant to an investment advisory and management agreement (the “Investment Advisory Agreement”). Apollo Investment Administration, LLC (“Apollo Administration”) serves as MFIC’s administrator pursuant to an administration agreement.

Merx, a vehicle owned by MFIC to engage in aircraft leasing and related businesses, is a Delaware limited liability company. If Applicants receive the requested Order, Merx may on occasion engage in Co-Investment Transactions with other Regulated Funds and with Affiliated Entities. MFIC owns 100% of the equity, and has sole control, of Merx. Merx engages primarily in aircraft operating and leasing activities and is thus excluded from investment company status under Section 3(a) of the 1940 Act. Applicants believe that allowing the other Regulated Funds and the Affiliated Entities to co-invest with Merx does not raise any legal or policy concerns that are not otherwise raised by allowing a Regulated Fund to co-invest with another Regulated Fund and/or one or more Affiliated Entities because, in terms of its operation and purpose, Merx differs from a private fund only in that it invests in and operates primarily aircrafts subject to leases instead of in investment securities.

B. ADS

ADS is a specialty finance company that is a closed-end, diversified management investment company organized as a Delaware statutory trust. ADS has elected to be regulated as a BDC under the 1940 Act and has elected to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

ADS’ investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. ADS seeks to invest primarily in certain directly originated assets, including debt securities, made to or issued by large private U.S. borrowers, which it generally defines as companies with more than $75 million in earnings before interest, taxes, depreciation and amortization (“EBITDA”). ADS invests primarily in private credit opportunities in directly originated assets, including loans and other debt securities, made to or issued by large private U.S. borrowers, with a strong emphasis on senior secured lending. Under normal circumstances, ADS invests directly or indirectly at least 80% of its total assets (net assets plus borrowings for investment purposes) in debt instruments of varying maturities.

[9]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

ADS’ business and affairs are managed under the direction of a board of trustees, which currently consists of five members, four of whom are not “interested” persons of ADS within the meaning of Section 2(a)(19) of the 1940 Act (the “ADS Board”).

C. ADCF

ADCF is a continuously offered, diversified, closed-end management investment company that is operated as an interval fund and is organized as a Delaware statutory trust. ADCF has elected to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

ADCF’s investment objective is to generate a return comprised of both current income and capital appreciation with an emphasis on current income with low volatility and low correlation to the broader markets. ADCF pursues its investment objective through a “multi-asset” approach across private and public credit markets and is centered around five key strategy pillars: (1) corporate direct lending, (2) asset-backed lending, (3) performing credit, (4) dislocated credit and (5) structured credit. Under normal market conditions, ADCF will invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in debt securities.

ADCF’s business and affairs are managed under the direction of a board of trustees, which currently consists of five members, four of whom are not “interested” persons of ADCF within the meaning of Section 2(a)(19) of the 1940 Act (the “ADCF Board”).

D. ASPM

ASPM is a continuously offered, non-diversified, closed-end management investment company that is organized as a Delaware statutory trust. ASPM intends to elect to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

ASPM’s investment objective is to seek to provide long-term capital appreciation. ASPM intends to pursue its investment objective by investing in a portfolio of private equity, private credit and other private assets (collectively, “private market investments”). The Fund’s private market investments predominantly focus on private equity (including buyout and growth equity) and private credit strategies, and may opportunistically include select exposures in other private markets strategies including real assets, infrastructure and venture capital, among others. Under normal circumstances, ASPM seeks to invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in private market investments.

ASPM’s business and affairs are managed under the direction of a board of trustees, which consists of five members, four of whom are not “interested” persons of ASPM within the meaning of Section 2(a)(19) of the 1940 Act (the “ASPM Board”).

E. MMAIPL

MMAIPL is a closed-end, non-diversified management investment company organized as a Delaware statutory trust. MMAIPL has elected to be regulated as a BDC under the 1940 Act and intends to elect to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

MMAIPL’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. MMAIPL seeks to invest primarily in certain directly originated assets, including debt securities, made to or issued by private U.S. borrowers. MMAIPL invests primarily in private credit opportunities in directly originated assets, including loans and other debt securities, made to or issued by private U.S. borrowers. Under normal circumstances, MMAIPL invests directly or indirectly at least 80% of its total assets (net assets plus borrowings for investment purposes) in debt instruments of varying maturities issued by middle market companies.

MMAIPL’s business and affairs are managed under the direction of a board of trustees, which currently consists of five members, three of whom are not “interested” persons of MMAIPL within the meaning of Section 2(a)(19) of the 1940 Act (the “MMAIPL Board”).

F. LA Fund

LA Fund is a continuously offered, diversified, closed-end management investment company that is operated as an interval fund and is organized as a Delaware statutory trust. LA Fund intends to elect to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

LA Fund’s investment objective is to provide total return. LA Fund pursues its investment objective by combining two complementary sets of investment strategies: (i) short duration liquid credit, which will be managed by Lord Abbett FIF Advisor LLC (“Lord Abbett”); and (ii) a private credit strategy that will consist of asset-backed credit and private direct lending, which will be managed by ACM.

The LA Fund’s business and affairs are managed under the direction of a board of trustees, which currently consists of four trustees, three of whom are not “interested” persons of the LA Fund within the meaning of Section 2(a)(19) of the 1940 Act (the “LA Fund Board”).

G. ADREF

ADREF is a continuously offered, diversified, closed-end management investment company that is operated as an interval fund and is organized as a Delaware statutory trust. ADREF has elected to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

ADREF’s investment objective is to generate a return comprised of both current income and capital appreciation with moderate volatility and low correlation to the broader markets. ADREF pursues its investment objective by strategically investing across private institutional real estate investment funds as well as a diversified set of public real estate securities.

ADREF’s business and affairs are managed under the direction of a board of trustees, which currently consists of four members, three of whom are not “interested” persons of ADREF within the meaning of Section 2(a)(19) of the 1940 Act (the “ADREF Board”).

H. AOP II (L)

AOP II (L) is a specialty finance company that is a closed-end, non-diversified management investment company organized as a Delaware statutory trust. AOP II (L) has elected to be regulated as a BDC under the 1940 Act and intends to elect to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

AOP II (L)’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. AOP II (L) seeks to invest, directly or indirectly, globally across private credit opportunities, primarily investing in certain originated, secured loans or similar financial instruments, including bonds, debentures and other debt securities, made to or issued by corporate borrowers and issuers that generally generate on an annual basis $100 million or greater in EBITDA, and, to the extent applicable, equity-kickers or similar financial instruments issued, received or otherwise purchased in connection with such investment opportunities. For at least 80% of its portfolio, AOP II (L) intends to target loans to large private U.S. borrowers.

AOP II (L)’s business and affairs are managed under the direction of a board of trustees, which currently consists of three members, two of whom are not “interested” persons of AOP II (L) within the meaning of Section 2(a)(19) of the 1940 Act (the “AOP II (L) Board”).

I. AOP II (UL)

AOP II (UL) is a specialty finance company that is a closed-end, non-diversified management investment company organized as a Delaware statutory trust. AOP II (UL) has elected to be regulated as a BDC under the 1940 Act and intends to elect to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

AOP II (UL)’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. AOP II (UL) seeks to invest, directly or indirectly, globally across private credit opportunities, primarily investing in certain originated, secured loans or similar financial instruments, including bonds, debentures and other debt securities, made to or issued by corporate borrowers and issuers that generally generate on an annual basis $100 million or greater in earnings before interest, taxes, depreciation and amortization EBITDA, and, to the extent applicable, equity-kickers or similar financial instruments issued, received or otherwise purchased in connection with such investment opportunities. For at least 80% of its portfolio, AOP II (UL) intends to target loans to large private U.S. borrowers.

AOP II (UL)’s business and affairs are managed under the direction of a board of trustees, which currently consists of three members, two of whom are not “interested” persons of AOP II (UL) within the meaning of Section 2(a)(19) of the 1940 Act (the “AOP II (UL) Board” and, together with the MFIC Board, the ADS Board, the ADCF Board, the ASPM Board, the MMAIPL Board, the LA Fund Board, the ADREF Board, the AOP II (L) Board and the board of directors or trustees of any Future Regulated Fund, the “Board”).

J. AIM

AIM, a Delaware limited partnership that is registered under the Advisers Act, serves as the investment adviser to MFIC pursuant to the Investment Advisory Agreement. Subject to the overall supervision of the MFIC Board, AIM manages the day-to-day operations of, and provides investment advisory and management services to, MFIC. Under the terms of the Investment Advisory Agreement, AIM determines the composition of MFIC’s portfolio, the nature and timing of the changes to MFIC’s portfolio, and the manner of implementing such changes; identifies, evaluates, and negotiates the structure of the investments MFIC makes (including performing due diligence on MFIC’s prospective portfolio companies); closes, monitors and, when and where applicable, restructures the investments MFIC makes; and determines the investments and other assets that MFIC purchases, retains or sells.

Pursuant to the administration agreement, Apollo Administration furnishes MFIC with office facilities, equipment and clerical, bookkeeping and record-keeping services at such facilities. Under the administration agreement, Apollo Administration also performs, or oversees the performance of, MFIC’s required administrative services, which include, among other things, being responsible for the financial records that MFIC is required to maintain and preparing reports to MFIC’s stockholders and reports filed with the Commission. In addition, Apollo Administration oversees MFIC in determining and publishing MFIC’s net asset value, oversees the preparation and filing of MFIC’s tax returns and the printing and dissemination of reports to MFIC’s stockholders, and generally oversees the payment of MFIC’s expenses and the performance of administrative and professional services rendered to MFIC by others.

Both AIM and Apollo Administration are indirect subsidiaries of AGM, Affiliates of which are or will be the investment advisers to the Affiliated Entities.

K. ACM

ACM is a Delaware limited liability company that is registered under the Advisers Act. ACM identifies investment opportunities and executes on trading strategies for the LA Fund, subject to investment guidelines agreed to by Lord Abbett and ACM. ACM serves as the investment adviser to ADS, ASPM, MMAIPL, AOP II (L) and AOP II (UL) pursuant to investment advisory agreements with each entity. ACM serves as the investment sub-adviser to ADCF and the LA Fund pursuant to sub-advisory agreements with ACC and Lord Abbett, respectively. Pursuant to administration agreements, ACM serves as the administrator to ADS, ADCF, MMAIPL, AOP II (L) and AOP II (UL).

L. ACC

ACC is a Delaware limited liability company that is registered under the Advisers Act. Pursuant to an investment advisory agreement, ACC serves as the investment adviser to ADCF.

M. ASRM

ASRM is a Delaware limited partnership that is registered under the Advisers Act. Pursuant to an investment advisory agreement, ASRM serves as the investment adviser to ASPM. Pursuant to an administration agreement, ASRM serves as the administrator to ASPM.

N. AREF

AREF is a Delaware limited liability company that is registered under the Advisers Act. Pursuant to an investment advisory agreement, AREF serves as the investment adviser to ADREF. Pursuant to an administration agreement, AREF serves as the administrator to ADREF.

O. The Existing Affiliated Funds and Existing Proprietary Accounts

The Existing Advisers to Affiliated Entities are the investment advisers to the Existing Affiliated Funds. Each of the Existing Advisers to Affiliated Entities is registered as an investment adviser under the Advisers Act. A complete list of the Existing Affiliated Funds and the Existing Advisers to Affiliated Entities is included in Appendix A.

Each Existing Proprietary Account is subject to oversight by an Adviser. As a result, an Adviser will ensure compliance by each Existing Proprietary Account with the Conditions of the Order in the same manner in which an Adviser will ensure compliance by each Affiliated Entity with the Conditions of the Order. The Existing Proprietary Accounts are included in Appendix A.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A. Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”10 in which the fund is a participant without first obtaining an order from the SEC.

[10]

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B. Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are each controlled by Apollo Global Management, Inc., a publicly traded company, and are thus affiliated persons of each other. Accordingly, with respect to the Existing Advisers, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Existing Advisers and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C. Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.11

[11]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,12 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,13 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.14

4. No Remuneration. Any transaction fee15 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by Section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.16

[12]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[13]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[14]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
[15]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
[16]	The Affiliated Entities may adopt shared Co-Investment Policies.

6. Dispositions:

(a) Prior to any Disposition17 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.18

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).19

[17]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[18]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

[19]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A. Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B. Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).20 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[20]

See, e.g., Polen Credit Opportunities Fund, et al. (File No. 812-15457) Release No. IC-35183 (May 2, 2024) (notice), Release No. IC-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc., et al. (File No. 812-15476-01) Release No. IC-35173 (April 19, 2024) (notice), Release No. IC-35192 (May 15, 2024) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415), Release No. IC-35001 (September 20, 2022) (notice), Release No. IC-35032 (October 17, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al. (File No. 812-15461), Release No. IC-34963 (July 24, 2023) (notice), Release No. IC-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC-34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp. et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order).

VI.	PROCEDURAL MATTERS

A. Communications

Please address all communications concerning this Application, the Notice and the Order to:

Tanner Powell Chief Executive Officer MidCap Financial Investment Corporation 9 West 57th Street New York, NY 10019 Telephone: (212) 515-3450	Kristin Hester Chief Legal Officer MidCap Financial Investment Corporation 9 West 57th Street New York, NY 10019 Telephone: (212) 515-3450

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

David Blass Simpson Thacher & Bartlett LLP 900 G Street, NW Washington, DC 20001 (202) 636-5863	Steven Grigoriou Simpson Thacher & Bartlett LLP 900 G Street, NW Washington, DC 20001 (202) 636-5592

B. Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 4th day of April, 2025.

APOLLO S3 PRIVATE MARKETS FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DIVERSIFIED CREDIT FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

MIDCAP FINANCIAL INVESTMENT CORPORATION

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DEBT SOLUTIONS BDC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer, Secretary and Vice President

APOLLO INVESTMENT MANAGEMENT, L.P.

By:	ACC Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO S3 RIC MANAGEMENT, L.P.

By:	Sliders Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

AA INFRASTRUCTURE FUND 1 LTD.

By:	Apollo Insurance Solutions Group LP, its investment manager

By:	Apollo Credit Management, LLC, its sub-advisor

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AGRE DEBT FUND I, L.P.

By:	AGRE Debt Fund I GP, Ltd., its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AGRE U.S. REAL ESTATE FUND, L.P.

By:	AGRE NA Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO A-N CREDIT FUND, L.P.

By:	Apollo A-N Credit Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	Apollo Credit Opportunity Management III LLC, its investment manager

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By:	Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By:	Apollo Tactical Value SPN Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND L.P.

By:	Apollo Total Return Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND II L.P.

By:	Apollo NA Management II, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II, L.P.

By:	Financial Credit Investment II Manager, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III, L.P.

By:	Financial Credit Investment III Manager, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ACE CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ACF EUROPE MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ACREFI MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AGRE-CRE DEBT MANAGER, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AGRE NA MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AP KENT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT II, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	Apollo Centre Street Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CHIRON MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT (CLO), LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO EPF MANAGEMENT III, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN SENIOR DEBT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO HERCULES MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HERCULES PARTNERS, L.P.

By:	Apollo Hercules Management, LLC, its investment manager

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INDIA CREDIT OPPORTUNITY MANAGEMENT, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE LLP

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO KINGS ALLEY CREDIT FUND MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO LINCOLN FIXED INCOME MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO LINCOLN PRIVATE CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND MANAGEMENT LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NA MANAGEMENT II, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NA MANAGEMENT III, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO OASIS MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO REVOLVER CAPITAL MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TOWER CREDIT MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO UNION STREET MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO UNION STREET PARTNERS, L.P.

By:	Apollo Union Street Management, LLC, its investment manager

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO/CAVENHAM EMA MANAGEMENT II, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II MANAGER, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III MANAGER, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV MANAGER, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE (LUXEMBOURG) S.A R.L.

By:	Apollo International Management Holdings, LLC, its sole shareholder

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO COMMODITIES MANAGEMENT, L.P.

By:	Apollo Commodities Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO PPF CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CO-INVESTMENT CAPITAL MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MERX AVIATION FINANCE, LLC

By:	MidCap Financial Investment Corporation, its sole member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO CAPITAL CREDIT ADVISER, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

MIDCAP FINCO HOLDINGS LIMITED

By:	/s/ Christopher Edson
Name: Christopher Edson
Title: Director

ACE CREDIT FUND, L.P.

By:	ACE Credit Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TOWER CREDIT FUND, L.P.

By:	Apollo Tower Credit Management, LLC, its investment manager

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO OASIS PARTNERS, L.P.

By:	Apollo Oasis Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CHIRON CREDIT FUND, L.P.

By:	Apollo Chiron Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO/CAVENHAM EUROPEAN MANAGED ACCOUNT II, L.P.

By:	Apollo/Cavenham EMA Management II, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND III (DOLLAR A), L.P.

By:	Apollo EPF Management III, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV, L.P.

By:	Financial Credit Investment IV Manager, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS II, L.P.

By:	Apollo ANRP Advisors II, L.P., its general partner

By:	Apollo ANRP Capital Management II, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS III, L.P.

By:	Apollo ANRP Advisors III, L.P., its general partner

By:	Apollo ANRP Capital Management III, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

NNN INVESTOR 1, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

NNN INVESTOR 2 (AUTO), L.P.

By:	Apollo Global Real Estate Management, L.P., its manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

NNN OPPORTUNITIES FUND, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO PPF OPPORTUNISTIC CREDIT PARTNERS (LUX), SCSP

By:	Apollo PPF Credit Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ALTERI INVESTMENTS II, SCSP

By:	Apollo Co-Investment Capital Management, LLC, its alternative investment fund manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND III, L.P.

By:	Apollo U.S. Real Estate Advisors III, L.P., its general partner

By:	Apollo U.S. Real Estate Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA DIRECT, L.P.

By:	AA Direct GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT, L.P.

By:	Apollo Hybrid Value Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HYBRID VALUE FUND, L.P.

By:	Apollo Hybrid Value Advisors, L.P., its general partner

By:	Apollo Hybrid Value Capital Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HYBRID VALUE FUND II, L.P.

By:	Apollo Hybrid Value Advisors II, L.P., its general partner

By:	Apollo Hybrid Value Capital Management II, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT II, L.P.

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO IMPACT MISSION FUND, L.P.

By:	Apollo Impact Mission Advisors, L.P., its general partner

By:	Apollo Impact Mission Capital Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO IMPACT MISSION MANAGEMENT, L.P.

By:	Apollo Impact Mission Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II, L.P.

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES MANAGEMENT II, L.P.

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP, L.P.

By:	Apollo Origination Advisors, L.P., its general partner

By:	AOP Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER FUND, L.P.

By:	Apollo Revolver Advisors, L.P., its general partner

By:	Apollo Revolver Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION MANAGEMENT, L.P.

By:	AOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES, LLC

By:	Apollo PPF Credit Strategies Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION PARTNERS, L.P.

By:	Apollo Strategic Origination Management, L.P., its investment manager

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION MANAGEMENT, L.P.

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NAVIGATOR AVIATION FEEDER (AIV I), L.P.

By:	Apollo Navigator Management I, LLC, its investment manager

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NAVIGATOR MANAGEMENT I, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AMISSIMA DIVERSIFIED INCOME ICAV

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ATHORA LUX INVEST S.C.SP.

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ATHORA LUX INVEST NL S.C.Sp

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MIDCAP US DIRECT LENDING 2019, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management G.P., LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AMN LOAN FUND, L.P.

By:	Apollo Capital Management L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND II, L.P.

By:	Apollo Accord Management II, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND III, L.P.

By:	Apollo Accord Management III, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND III B, L.P.

By:	Apollo Accord Management III B, L.P., its investment manager

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III B, L.P.

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND IV, L.P.

By:	Apollo Accord Management IV, L.P., its investment manager

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT IV, L.P.

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ASIA REAL ESTATE FUND II, L.P.

By:	Apollo Asia Management II, L.P., its investment manager

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ASIA MANAGEMENT II, L.P.

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By:	Apollo Capital Management VII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INVESTMENT FUND VIII, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Executive Officer

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd., its general partner

By:	/s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

ATHENE HOLDING LTD.

By:	/s/ Joseph Cohen
Name: Joseph Cohen
Title: Executive Vice President, Legal

APOLLO INVESTMENT FUND IX, L.P.

By:	Apollo Advisors IX, L.P., its general partner

By:	Apollo Capital Management IX, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT IX, L.P.

By:	AIF IX Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

AEGON IRELAND PLC

By:	Apollo Asset Management Europe LLP, its investment manager

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ASSET MANAGEMENT EUROPE LLP

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ACCORD+ FUND (LUX), SCSP

By:	Apollo Accord+ Fund (Lux) GP, S.a r.l., its general partner

By:	Apollo Accord+ Advisors, L.P., its shareholder

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD+ OFFSHORE FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD+ FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (OFFSHORE), L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER FUND II, L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (ATH), L.P.;

By:	Apollo Revolver Advisors II (ATH), L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II (ATH), L.P.

By:	Apollo Revolver Management II (ATH) GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II, L.P.

By:	Apollo Revolver Management GP II, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND V, L.P.

By:	Apollo Accord Advisors V, L.P.

By:	Apollo Accord Advisors GP V, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INVESTMENT FUND X, L.P.

By:	Apollo Advisors X, L.P., its general partner

By:	Apollo Capital Management X, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO TOTAL RETURN FUND—INVESTMENT GRADE, L.P.

By:	Apollo Total Return Fund – Investment Grade Advisors, L.P., its general partner

By:	Apollo Total Return Fund – Investment Grade Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT V, L.P.

By:	Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MANAGEMENT X, L.P.

By:	AIF X Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO TOTAL RETURN FUND—INVESTMENT GRADE MANAGEMENT, L.P.

By:	Apollo Total Return Fund – Investment Grade Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ACMP HOLDINGS, LLC

By:	/s/ Daniel M. Duval
Name: Daniel M. Duval
Title: Vice President

APOLLO ALIGNED ALTERNATIVES, L.P.

By:	Apollo Aligned Alternatives Advisors, L.P., its general partner

By:	AAA Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

REDDING RIDGE ASSET MANAGEMENT, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO ASSET-BACKED FINANCE FUND, L.P.

By:	Apollo Asset-Backed Finance Advisors, L.P., its general partner

By:	Apollo ABF Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP II (LEVERED), L.P.

By:	Apollo Origination Advisors II, L.P., its general partner

By:	Apollo Origination Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP II (UNLEVERED), L.P.

By:	Apollo Origination Advisors II, L.P., its general partner

By:	Apollo Origination Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DELPHI FUND, L.P.

By:	Apollo Delphi Advisors, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN FUND, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors, L.P., its general partner

By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (DOLLAR A), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (DOLLAR B), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (EURO B1), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (LUX EURO B2), SCSP

By:	Apollo EPF Management IV, L.P., its investment manager

By:	Apollo EPF Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EPF MANAGEMENT IV, L.P.

By:	Apollo EPF Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD OFFSHORE FUND V, L.P.

By:	Apollo Accord Advisors V, L.P., its general partner

By:	Apollo Accord Advisors GP V, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND V (LUX), SCSP

By:	Apollo Accord Management V, L.P., its investment manager

By:	Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CLEAN TRANSITION CAPITAL OVERSEAS II, L.P.

By:	Apollo Clean Transition Capital Advisors, L.P., its general partner

By:	ACTC Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CLEAN TRANSITION CAPITAL FUND, L.P.

By:	Apollo Clean Transition Capital Advisors, L.P., its general partner

By:	ACTC Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CALLIOPE FUND, L.P.

By:	AP Calliope GP, L.P., its general partner

By:	AP Calliope (GP), LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DIGITAL ORIGIN PARTNERS, L.P.

By:	Apollo Digital Origin Management, L.P., its investment manager

By:	Apollo Digital Origin Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO STARMOON CEPF CO-INVEST (OVERSEAS), L.P. (F/K/A APOLLO CORE INFRASTRUCTURE FUND, L.P.)

By:	Apollo Core Infrastructure Advisors, L.P., its general partner

By:	Apollo Core Infrastructure Advisors GP, LLC, its general partner

By:	APH Holdings (DC), L.P., its sole member

By:	Apollo Principal Holdings B GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (OVERSEAS), L.P.

By:	Apollo Infrastructure Opportunities Advisors II, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (TE 892), L.P.

By:	Apollo Infrastructure Opportunities Advisors II, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (LUX), SCSP

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (OVERSEAS), L.P.

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (TE 892), L.P.

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (LUX), SCSP

By: Apollo Infrastructure Opportunities Management, L.P., its investment manager

By: Apollo Infrastructure Opportunities Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III, L.P.

By: Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By: Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

RRE 17 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLC, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RRE 16 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY (FKA: RRE PIONEER 1 DESIGNATED ACTIVITY COMPANY) By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 9 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 12 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 8 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 7 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 10 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 6 LOAN MANAGEMENT DAC By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 15 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 2 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 11 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 3 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 5 LOAN MANAGEMENT DESIGNATED COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 1 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RR 1 LTD By: Redding Ridge Asset Management LLC, Management Series 2, its collateral manager

By:	/s/ Kristin M. Hester
Name: Kristin M. Hester
Title: Vice President

RR 14 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 15 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 16 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 17 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 18 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 19 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 2 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 20 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 21 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 22 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 23 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 24 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 25 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 26 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 27 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 4 LTD By: Redding Ridge Asset Management LLC, its asset manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 5 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 6 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 7 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 8 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR BERBERE 2 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR BHUT JOLOKIA 3 LTD By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR CAYENNE 4 LTD By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR REAPER BROWN CAROLINA 3 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR TABASCO 1 LTD By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

AP TUNDRA HOLDINGS LLC By: AP Tundra Manager LLC, its managing member By: Apollo Principal Holdings B, L.P., its sole member By: Apollo Principal Holdings B GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ALM 2020, LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

AOP FINANCE PARTNERS, L.P. By: Apollo Origination Advisors, L.P., its general partner By: AOP Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ATHORA LUX INVEST S.C.Sp., a reserved alternative investment fund in the form of a Luxembourg special limited partnership (societe en commandite speciale), acting in respect of its compartment, Athora Lux Invest – Duration Fund, acting through its managing general partner Athora Lux Invest Management and represented by its delegate portfolio manager, Apollo Management International LLP

By: Apollo Management International LLP, its portfolio manager

By: Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MERCER MULTI ASSET CREDIT FUND By: Apollo Management International LLP, its investment manager By: Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT FUNDS ICAV—APOLLO HELIUS MULTI-CREDIT FUND I By: ACF Europe Management, LLC, its portfolio manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AAA AVIATION HOLDINGS, L.P. By: AAA Aviation GP, LLC, its general partner By: AAA Aviation Advisors, L.P., its sole member By: AAA Aviation Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA PENCIL HOLDINGS, L.P. By: Apollo Pencil Advisors, LP, its general partner By: Apollo Pencil Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA TUNDRA INVESTOR, L.P. By: Apollo Tundra Management, L.P., its investment manager By: Apollo Tundra Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ASPEN AMERICAN INSURANCE COMPANY By: Apollo Asset Management Europe PC LLP, solely in its capacity as investment manager and not in its individual corporate capacity

By:	/s/ Sundip Kalley
Name: Sundip Kalley
Title: Authorized Signatory

ASPEN SPECIALTY INSURANCE COMPANY By: Apollo Asset Management Europe PC LLP, solely in its capacity as investment manager and not in its individual corporate capacity

By:	/s/ Sundip Kalley
Name: Sundip Kalley
Title: Authorized Signatory

APOLLO CREDIT SECONDARIES FUND I, L.P. By: Apollo Credit Secondaries I GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO US BROADLY SYNDICATED LOANS FUND By: ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO OPPORTUNISTIC CREDIT FUND By: ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MMJV LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS FUND, L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND, L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND (LUX), SCSP

By:	Apollo S3 Investment Management, L.P., its investment manager

By:	Sliders Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND (LUX), SCSP

By:	Apollo S3 Equity & Hybrid Solutions Offshore Partners (Lux) GP, S.a r.l., its general partner

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its sole shareholder

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS FUND (TE 892), L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

LORD ABBETT FLEXIBLE INCOME FUND

By:	/s/ Randolph A. Stuzin
Name: Randolph A. Stuzin
Title: Vice President and Assistant Secretary

AA MMF 1 HOLDCO LP

By: AA MMF 1 HOLO GP LLC, its general partner

By: Apollo Principal Holdings B, L.P., its member

By: Apollo Principal Holdings B GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ACCORD+ II FUND, L.P.

By: Apollo Accord+ II Advisors, L.P., its general partner

By: Apollo Accord+ II Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ACCORD+ II OFFSHORE FUND, L.P.

By: Apollo Accord+ II Advisors, L.P., its general partner

By: Apollo Accord+ II Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ALSTER LENDING FUND (LUX) SCSP

By: Apollo Alster Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

AM-EDL (LUX) SCSP

By: Apollo M-EDL Management, L.P., its investment manager

By: ASOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EUROPEAN PRIVATE CREDIT (MASTER) SCSP

By: Apollo Management International LLP, its investment manager

By: Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

ACE CREDIT ALLOCATION FUND I

By: ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EUROPEAN DIRECT LENDING SCSP

By: Apollo European Direct Lending (Lux) GP, S.a r.l., its general partner

By: APH Holdings (FC), L.P., its sole shareholder

By: Apollo Principal Holdings C GP, Ltd., its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO BROAD MIDDLE MARKETS LENDING FUND, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

CERVUS LOAN ORIGINATION III

By: Apollo Management International LLP, its investment manager

By: Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EXCELSIOR, L.P.

By: Apollo Excelsior Management, L.P., its investment manager

By: Apollo Excelsior Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EXCELSIOR CO-INVEST, L.P.

By: Apollo Excelsior Management, L.P., its investment manager

By: Apollo Excelsior Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO GLDC FUND, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO JADE PARTNERSHIP, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO LIBRA CREDIT OPPORTUNITIES FUND, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

MICAD ACCOUNT (CAYMAN), LP

By: Apollo Capital Markets Management, L.P., its investment manager

By: ACMP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO PPF CREDIT STRATEGIES (LUX), SCSP

By: Apollo PPF Credit Strategies Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ACCORD FUND VI (LUX), SCSP

By: Apollo Accord (Lux) GP, S.a r.l., its general partner

By: Apollo Accord Advisors V, L.P., its sole shareholder

By: Apollo Accord Advisors GP V, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ACCORD FUND VI, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO CREDIT STRATEGIES IDF, LP

By: Apollo ST Fund Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO DEBT SOLUTIONS IDF, LP

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO S3 PRIVATE MARKETS (MASTER) SCSP

By: Apollo Management International LLP, its investment manager

By: Apollo International Management Holdings, LLC, its member

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO S3 CREDIT SOLUTIONS FUND II, L.P.

By: Apollo S3 Investment Management, L.P., its investment manager

By: Sliders Management GP, LLC, its general partner

By: Apollo Capital Management, L.P., its sole member

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

RR 12 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 3 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 28 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 29 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 30 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 31 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 32 LTD

By: Redding Ridge Asset Management LLC, Management Series 2, its portfolio manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 33 LTD

By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 35 LTD

By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRE 18 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE 19 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE 20 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE 21 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE PORTRUSH 1 DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 34 LTD

By: Redding Ridge Asset Management LLC, Management Series 2, its portfolio manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRX 6 LTD

By: Redding Ridge Asset Management LLC, Management Series 2, its portfolio manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRX 7 LTD

By: Redding Ridge Asset Management LLC, Management Series 2, its portfolio manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRAM BETA 1, LTD.

By: Redding Ridge Asset Management LLC, its asset manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRAM BETA 1 TAX SUBSIDIARY INC.

By: RRAM Beta 1, Ltd., its sole shareholder

By: Redding Ridge Asset Management LLC, its asset manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRE 22 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE BELFRY 1 DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO M-EDL MANAGEMENT, L.P.

By: ASOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ALSTER MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EUROPEAN DIRECT LENDING MANAGEMENT, L.P.

By: Apollo European Direct Lending GP, LLC, its general partner

By: Apollo Capital Management, L.P., its sole member

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EXCELSIOR MANAGEMENT, L.P.

By: Apollo Excelsior Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO CAPITAL MARKETS MANAGEMENT, L.P.

By: ACMP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

REDDING RIDGE ASSET MANAGEMENT (UK) LLP

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

APOLLO S3 INVESTMENT MANAGEMENT, L.P.

By: Sliders Management GP, LLC, its general partner

By: Apollo Capital Management, L.P., its sole member

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO DIVERSIFIED REAL ESTATE FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO ORIGINATION II (LEVERED) CAPITAL TRUST

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO ORIGINATION II (UL) CAPITAL TRUST

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO REAL ESTATE FUND ADVISER, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of each entity listed below, that he is the authorized person of each such entity; and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

APOLLO S3 PRIVATE MARKETS FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DIVERSIFIED CREDIT FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

MIDCAP FINANCIAL INVESTMENT CORPORATION

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DEBT SOLUTIONS BDC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer, Secretary and Vice President

APOLLO INVESTMENT MANAGEMENT, L.P.

By:	ACC Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
William B. Kuesel
Title: Vice President

APOLLO S3 RIC MANAGEMENT, L.P.

By:	Sliders Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

AA INFRASTRUCTURE FUND 1 LTD.

By:	Apollo Insurance Solutions Group LP, its investment manager

By:	Apollo Credit Management, LLC, its sub-advisor

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AGRE DEBT FUND I, L.P.

By:	AGRE Debt Fund I GP, Ltd., its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AGRE U.S. REAL ESTATE FUND, L.P.

By:	AGRE NA Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO A-N CREDIT FUND, L.P.

By:	Apollo A-N Credit Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	Apollo Credit Opportunity Management III LLC, its investment manager

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By:	Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By:	Apollo Tactical Value SPN Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND L.P.

By:	Apollo Total Return Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND II L.P.

By:	Apollo NA Management II, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II, L.P.

By:	Financial Credit Investment II Manager, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III, L.P.

By:	Financial Credit Investment III Manager, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ACE CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ACF EUROPE MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ACREFI MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AGRE-CRE DEBT MANAGER, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AGRE NA MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AP KENT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT II, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	Apollo Centre Street Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CHIRON MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT (CLO), LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO EPF MANAGEMENT III, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN SENIOR DEBT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO HERCULES MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HERCULES PARTNERS, L.P.

By:	Apollo Hercules Management, LLC, its investment manager

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INDIA CREDIT OPPORTUNITY MANAGEMENT, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE LLP

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO KINGS ALLEY CREDIT FUND MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO LINCOLN FIXED INCOME MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO LINCOLN PRIVATE CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND MANAGEMENT LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NA MANAGEMENT II, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NA MANAGEMENT III, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO OASIS MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO REVOLVER CAPITAL MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TOWER CREDIT MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO UNION STREET MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO UNION STREET PARTNERS, L.P.

By:	Apollo Union Street Management, LLC, its investment manager

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO/CAVENHAM EMA MANAGEMENT II, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II MANAGER, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III MANAGER, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV MANAGER, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE (LUXEMBOURG) S.A R.L.

By:	Apollo International Management Holdings, LLC, its sole shareholder

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO COMMODITIES MANAGEMENT, L.P.

By:	Apollo Commodities Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO PPF CREDIT MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CO-INVESTMENT CAPITAL MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MERX AVIATION FINANCE, LLC

By:	MidCap Financial Investment Corporation, its sole member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO CAPITAL CREDIT ADVISER, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

MIDCAP FINCO HOLDINGS LIMITED

By:	/s/ Christopher Edson
Name: Christopher Edson
Title: Director

ACE CREDIT FUND, L.P.

By:	ACE Credit Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO TOWER CREDIT FUND, L.P.

By:	Apollo Tower Credit Management, LLC, its investment manager

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO OASIS PARTNERS, L.P.

By:	Apollo Oasis Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CHIRON CREDIT FUND, L.P.

By:	Apollo Chiron Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO/CAVENHAM EUROPEAN MANAGED ACCOUNT II, L.P.

By:	Apollo/Cavenham EMA Management II, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND III (DOLLAR A), L.P.

By:	Apollo EPF Management III, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV, L.P.

By:	Financial Credit Investment IV Manager, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS II, L.P.

By:	Apollo ANRP Advisors II, L.P., its general partner

By:	Apollo ANRP Capital Management II, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS III, L.P.

By:	Apollo ANRP Advisors III, L.P., its general partner

By:	Apollo ANRP Capital Management III, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

NNN INVESTOR 1, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

NNN INVESTOR 2 (AUTO), L.P.

By:	Apollo Global Real Estate Management, L.P., its manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

NNN OPPORTUNITIES FUND, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO PPF OPPORTUNISTIC CREDIT PARTNERS (LUX), SCSP

By:	Apollo PPF Credit Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ALTERI INVESTMENTS II, SCSP

By:	Apollo Co-Investment Capital Management, LLC, its alternative investment fund manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND III, L.P.

By:	Apollo U.S. Real Estate Advisors III, L.P., its general partner

By:	Apollo U.S. Real Estate Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA DIRECT, L.P.

By:	AA Direct GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT, L.P.

By:	Apollo Hybrid Value Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HYBRID VALUE FUND, L.P.

By:	Apollo Hybrid Value Advisors, L.P., its general partner

By:	Apollo Hybrid Value Capital Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HYBRID VALUE FUND II, L.P.

By:	Apollo Hybrid Value Advisors II, L.P., its general partner

By:	Apollo Hybrid Value Capital Management II, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT II, L.P.

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO IMPACT MISSION FUND, L.P.

By:	Apollo Impact Mission Advisors, L.P., its general partner

By:	Apollo Impact Mission Capital Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO IMPACT MISSION MANAGEMENT, L.P.

By:	Apollo Impact Mission Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II, L.P.

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES MANAGEMENT II, L.P.

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP, L.P.

By:	Apollo Origination Advisors, L.P., its general partner

By:	AOP Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER FUND, L.P.

By:	Apollo Revolver Advisors, L.P., its general partner

By:	Apollo Revolver Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION MANAGEMENT, L.P.

By:	AOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES, LLC

By:	Apollo PPF Credit Strategies Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION PARTNERS, L.P.

By:	Apollo Strategic Origination Management, L.P., its investment manager

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION MANAGEMENT, L.P.

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NAVIGATOR AVIATION FEEDER (AIV I), L.P.

By:	Apollo Navigator Management I, LLC, its investment manager

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO NAVIGATOR MANAGEMENT I, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AMISSIMA DIVERSIFIED INCOME ICAV

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ATHORA LUX INVEST S.C.SP.

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ATHORA LUX INVEST NL S.C.Sp

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MIDCAP US DIRECT LENDING 2019, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management G.P., LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AMN LOAN FUND, L.P.

By:	Apollo Capital Management L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND II, L.P.

By:	Apollo Accord Management II, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND III, L.P.

By:	Apollo Accord Management III, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND III B, L.P.

By:	Apollo Accord Management III B, L.P., its investment manager

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III B, L.P.

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND IV, L.P.

By:	Apollo Accord Management IV, L.P., its investment manager

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT IV, L.P.

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ASIA REAL ESTATE FUND II, L.P.

By:	Apollo Asia Management II, L.P., its investment manager

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ASIA MANAGEMENT II, L.P.

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By:	Apollo Capital Management VII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INVESTMENT FUND VIII, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Executive Officer

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd., its general partner

By:	/s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

ATHENE HOLDING LTD.

By:	/s/ Joseph Cohen
Name: Joseph Cohen
Title: Executive Vice President, Legal

APOLLO INVESTMENT FUND IX, L.P.

By:	Apollo Advisors IX, L.P., its general partner

By:	Apollo Capital Management IX, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT IX, L.P.

By:	AIF IX Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

AEGON IRELAND PLC

By:	Apollo Asset Management Europe LLP, its investment manager

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ASSET MANAGEMENT EUROPE LLP

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ACCORD+ FUND (LUX), SCSP

By:	Apollo Accord+ Fund (Lux) GP, S.a r.l., its general partner

By:	Apollo Accord+ Advisors, L.P., its shareholder

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD+ OFFSHORE FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD+ FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (OFFSHORE), L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER FUND II, L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (ATH), L.P.;

By:	Apollo Revolver Advisors II (ATH), L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II (ATH), L.P.

By:	Apollo Revolver Management II (ATH) GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II, L.P.

By:	Apollo Revolver Management GP II, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND V, L.P.

By:	Apollo Accord Advisors V, L.P.

By:	Apollo Accord Advisors GP V, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INVESTMENT FUND X, L.P.

By:	Apollo Advisors X, L.P., its general partner

By:	Apollo Capital Management X, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO TOTAL RETURN FUND—INVESTMENT GRADE, L.P.

By:	Apollo Total Return Fund – Investment Grade Advisors, L.P., its general partner

By:	Apollo Total Return Fund – Investment Grade Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT V, L.P.

By:	Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO MANAGEMENT X, L.P.

By:	AIF X Management, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO TOTAL RETURN FUND—INVESTMENT GRADE MANAGEMENT, L.P.

By:	Apollo Total Return Fund – Investment Grade Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ACMP HOLDINGS, LLC

By:	/s/ Daniel M. Duval
Name: Daniel M. Duval
Title: Vice President

APOLLO ALIGNED ALTERNATIVES, L.P.

By:	Apollo Aligned Alternatives Advisors, L.P., its general partner

By:	AAA Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

REDDING RIDGE ASSET MANAGEMENT, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO ASSET-BACKED FINANCE FUND, L.P.

By:	Apollo Asset-Backed Finance Advisors, L.P., its general partner

By:	Apollo ABF Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP II (LEVERED), L.P.

By:	Apollo Origination Advisors II, L.P., its general partner

By:	Apollo Origination Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP II (UNLEVERED), L.P.

By:	Apollo Origination Advisors II, L.P., its general partner

By:	Apollo Origination Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DELPHI FUND, L.P.

By:	Apollo Delphi Advisors, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT STRATEGIES ABSOLUTE RETURN FUND, L.P.

By:	Apollo Credit Strategies Absolute Return Advisors, L.P., its general partner

By:	Apollo Credit Strategies Absolute Return Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (DOLLAR A), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (DOLLAR B), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (EURO B1), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (LUX EURO B2), SCSP

By:	Apollo EPF Management IV, L.P., its investment manager

By:	Apollo EPF Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EPF MANAGEMENT IV, L.P.

By:	Apollo EPF Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD OFFSHORE FUND V, L.P.

By:	Apollo Accord Advisors V, L.P., its general partner

By:	Apollo Accord Advisors GP V, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND V (LUX), SCSP

By:	Apollo Accord Management V, L.P., its investment manager

By:	Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CLEAN TRANSITION CAPITAL OVERSEAS II, L.P.

By:	Apollo Clean Transition Capital Advisors, L.P., its general partner

By:	ACTC Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CLEAN TRANSITION CAPITAL FUND, L.P.

By:	Apollo Clean Transition Capital Advisors, L.P., its general partner

By:	ACTC Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CALLIOPE FUND, L.P.

By:	AP Calliope GP, L.P., its general partner

By:	AP Calliope (GP), LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DIGITAL ORIGIN PARTNERS, L.P.

By:	Apollo Digital Origin Management, L.P., its investment manager

By:	Apollo Digital Origin Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO STARMOON CEPF CO-INVEST (OVERSEAS), L.P. (F/K/A APOLLO CORE INFRASTRUCTURE FUND, L.P.)

By:	Apollo Core Infrastructure Advisors, L.P., its general partner

By:	Apollo Core Infrastructure Advisors GP, LLC, its general partner

By:	APH Holdings (DC), L.P., its sole member

By:	Apollo Principal Holdings B GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (OVERSEAS), L.P.

By:	Apollo Infrastructure Opportunities Advisors II, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (TE 892), L.P.

By:	Apollo Infrastructure Opportunities Advisors II, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (LUX), SCSP

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (OVERSEAS), L.P.

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (TE 892), L.P.

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (LUX), SCSP

By: Apollo Infrastructure Opportunities Management, L.P., its investment manager

By: Apollo Infrastructure Opportunities Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III, L.P.

By: Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By: Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

RRE 17 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLC, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RRE 16 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY (FKA: RRE PIONEER 1 DESIGNATED ACTIVITY COMPANY) By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 9 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 12 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 8 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 7 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 10 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 6 LOAN MANAGEMENT DAC By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 15 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 2 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 11 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 3 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 5 LOAN MANAGEMENT DESIGNATED COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RRE 1 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Director

RR 1 LTD

By:	Redding Ridge Asset Management LLC, Management Series 2, its collateral manager

By:	/s/ Kristin M. Hester
Name: Kristin M. Hester
Title: Vice President

RR 14 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 15 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 16 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 17 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 18 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 19 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 2 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 20 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 21 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 22 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 23 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 24 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 25 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 26 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 27 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 4 LTD

By:	Redding Ridge Asset Management LLC, its asset manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 5 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 6 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 7 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 8 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR BERBERE 2 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR BHUT JOLOKIA 3 LTD

By:	Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR CAYENNE 4 LTD

By:	Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR REAPER BROWN CAROLINA 3 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR TABASCO 1 LTD

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

AP TUNDRA HOLDINGS LLC

By:	AP Tundra Manager LLC, its managing member

By:	Apollo Principal Holdings B, L.P., its sole member

By:	Apollo Principal Holdings B GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ALM 2020, LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

AOP FINANCE PARTNERS, L.P.

By:	Apollo Origination Advisors, L.P., its general partner

By:	AOP Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ATHORA LUX INVEST S.C.Sp., a reserved alternative investment fund in the form of a Luxembourg special limited partnership (societe en commandite speciale), acting in respect of its compartment, Athora Lux Invest – Duration Fund, acting through its managing general partner Athora Lux Invest Management and represented by its delegate portfolio manager, Apollo Management International LLP

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MERCER MULTI ASSET CREDIT FUND

By:	Apollo Management International LLP, its investment manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CREDIT FUNDS ICAV - APOLLO HELIUS MULTI-CREDIT FUND I

By:	ACF Europe Management, LLC, its portfolio manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AAA AVIATION HOLDINGS, L.P.

By:	AAA Aviation GP, LLC, its general partner

By:	AAA Aviation Advisors, L.P., its sole member

By:	AAA Aviation Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA PENCIL HOLDINGS, L.P.

By:	Apollo Pencil Advisors, LP, its general partner

By:	Apollo Pencil Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA TUNDRA INVESTOR, L.P.

By:	Apollo Tundra Management, L.P., its investment manager

By:	Apollo Tundra Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ASPEN AMERICAN INSURANCE COMPANY

By:	Apollo Asset Management Europe PC LLP, solely in its capacity as investment manager and not in its individual corporate capacity

By:	/s/ Sundip Kalley
Name: Sundip Kalley
Title: Authorized Signatory

ASPEN SPECIALTY INSURANCE COMPANY

By:	Apollo Asset Management Europe PC LLP, solely in its capacity as investment manager and not in its individual corporate capacity

By:	/s/ Sundip Kalley
Name: Sundip Kalley
Title: Authorized Signatory

APOLLO CREDIT SECONDARIES FUND I, L.P.

By:	Apollo Credit Secondaries I GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO US BROADLY SYNDICATED LOANS FUND

By:	ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO OPPORTUNISTIC CREDIT FUND

By:	ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MMJV LLC

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS FUND, L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND, L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND (LUX), SCSP

By:	Apollo S3 Investment Management, L.P., its investment manager

By:	Sliders Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND (LUX), SCSP

By:	Apollo S3 Equity & Hybrid Solutions Offshore Partners (Lux) GP, S.a r.l., its general partner

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its sole shareholder

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS FUND (TE 892), L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

LORD ABBETT FLEXIBLE INCOME FUND

By:	/s/ Randolph A. Stuzin
Name: Randolph A. Stuzin
Title: Vice President and Assistant Secretary

AA MMF 1 HOLDCO LP

By: AA MMF 1 HOLO GP LLC, its general partner

By: Apollo Principal Holdings B, L.P., its member

By: Apollo Principal Holdings B GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ACCORD+ II FUND, L.P.

By: Apollo Accord+ II Advisors, L.P., its general partner

By: Apollo Accord+ II Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ACCORD+ II OFFSHORE FUND, L.P.

By: Apollo Accord+ II Advisors, L.P., its general partner

By: Apollo Accord+ II Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ALSTER LENDING FUND (LUX) SCSP

By: Apollo Alster Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

AM-EDL (LUX) SCSP

By: Apollo M-EDL Management, L.P., its investment manager

By: ASOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EUROPEAN PRIVATE CREDIT (MASTER) SCSP

By: Apollo Management International LLP, its investment manager

By: Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

ACE CREDIT ALLOCATION FUND I

By: ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EUROPEAN DIRECT LENDING SCSP

By: Apollo European Direct Lending (Lux) GP, S.a r.l., its general partner

By: APH Holdings (FC), L.P., its sole shareholder

By: Apollo Principal Holdings C GP, Ltd., its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO BROAD MIDDLE MARKETS LENDING FUND, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

CERVUS LOAN ORIGINATION III

By: Apollo Management International LLP, its investment manager

By: Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EXCELSIOR, L.P.

By: Apollo Excelsior Management, L.P., its investment manager

By: Apollo Excelsior Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EXCELSIOR CO-INVEST, L.P.

By: Apollo Excelsior Management, L.P., its investment manager

By: Apollo Excelsior Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO GLDC FUND, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO JADE PARTNERSHIP, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO LIBRA CREDIT OPPORTUNITIES FUND, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

MICAD ACCOUNT (CAYMAN), LP

By: Apollo Capital Markets Management, L.P., its investment manager

By: ACMP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO PPF CREDIT STRATEGIES (LUX), SCSP

By: Apollo PPF Credit Strategies Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ACCORD FUND VI (LUX), SCSP

By: Apollo Accord (Lux) GP, S.a r.l., its general partner

By: Apollo Accord Advisors V, L.P., its sole shareholder

By: Apollo Accord Advisors GP V, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ACCORD FUND VI, L.P.

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO CREDIT STRATEGIES IDF, LP

By: Apollo ST Fund Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO DEBT SOLUTIONS IDF, LP

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO S3 PRIVATE MARKETS (MASTER) SCSP

By: Apollo Management International LLP, its investment manager

By: Apollo International Management Holdings, LLC, its member

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO S3 CREDIT SOLUTIONS FUND II, L.P.

By: Apollo S3 Investment Management, L.P., its investment manager

By: Sliders Management GP, LLC, its general partner

By: Apollo Capital Management, L.P., its sole member

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

RR 12 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 3 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 28 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 29 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 30 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 31 LTD

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 32 LTD

By: Redding Ridge Asset Management LLC, Management Series 2, its portfolio manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 33 LTD

By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 35 LTD

By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRE 18 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE 19 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE 20 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE 21 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE PORTRUSH 1 DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RR 34 LTD

By: Redding Ridge Asset Management LLC, Management Series 2, its portfolio manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRX 6 LTD

By: Redding Ridge Asset Management LLC, Management Series 2, its portfolio manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRX 7 LTD

By: Redding Ridge Asset Management LLC, Management Series 2, its portfolio manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRAM BETA 1, LTD.

By: Redding Ridge Asset Management LLC, its asset manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRAM BETA 1 TAX SUBSIDIARY INC.

By: RRAM Beta 1, Ltd., its sole shareholder

By: Redding Ridge Asset Management LLC, its asset manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

RRE 22 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

RRE BELFRY 1 DESIGNATED ACTIVITY COMPANY

By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO M-EDL MANAGEMENT, L.P.

By: ASOP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO ALSTER MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EUROPEAN DIRECT LENDING MANAGEMENT, L.P.

By: Apollo European Direct Lending GP, LLC, its general partner

By: Apollo Capital Management, L.P., its sole member

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO EXCELSIOR MANAGEMENT, L.P.

By: Apollo Excelsior Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO CAPITAL MARKETS MANAGEMENT, L.P.

By: ACMP Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

REDDING RIDGE ASSET MANAGEMENT (UK) LLP

By: Redding Ridge (Cayman) Intermediate Holdings Ltd., its member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Director

APOLLO S3 INVESTMENT MANAGEMENT, L.P.

By: Sliders Management GP, LLC, its general partner

By: Apollo Capital Management, L.P., its sole member

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO DIVERSIFIED REAL ESTATE FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO ORIGINATION II (LEVERED) CAPITAL TRUST

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO ORIGINATION II (UL) CAPITAL TRUST

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO REAL ESTATE FUND ADVISER, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

APPENDIX A

Existing Advisers to Affiliated Entities

ACE Credit Management, LLC

AA Direct, L.P.

ACF Europe Management, LLC

ACREFI Management, LLC

AGRE-CRE Debt Manager, LLC

AGRE NA Management, LLC

AP Kent Management, LLC

Apollo Accord Management II, LLC

Apollo Accord Management III, LLC

Apollo Accord Management III B, L.P.

Apollo Accord Management IV, L.P.

Apollo Accord Management V, L.P.

Apollo A-N Credit Management, LLC

Apollo Asia Management II, L.P.

Apollo Asset Management Europe LLP

Apollo Atlas Management, LLC

Apollo Capital Management, L.P.

Apollo Centre Street Management, LLC

Apollo Chiron Management, LLC

Apollo Co-Investment Capital Management, LLC

Apollo Commodities Management, L.P.

Apollo Credit Management (CLO), LLC

Apollo Credit Opportunity Management III LLC

Apollo EPF Management III, LLC

Apollo European Senior Debt Management, LLC

Apollo European Strategic Management, L.P.

Apollo Global Real Estate Management, L.P.

Apollo Hercules Management, LLC

Apollo Hercules Partners, L.P.

Apollo Hybrid Value Management, L.P.

Apollo Hybrid Value Management II, L.P.

Apollo Impact Mission Management, L.P.

Apollo India Credit Opportunity Management, LLC

Apollo Infrastructure Opportunities Management II, L.P.

Apollo Insurance Solutions Group LP

Apollo Investment Management Europe (Luxembourg) S.a r.l.

Apollo Investment Management Europe LLP

Apollo Kings Alley Credit Fund Management, LLC

Apollo Lincoln Fixed Income Management, LLC

Apollo Lincoln Private Credit Management, LLC

Apollo Management International LLP

Apollo Management IX, L.P.

Apollo Management VII, L.P.

Apollo Management VIII, L.P.

Apollo Management X, L.P.

Apollo Moultrie Credit Fund Management LLC

Apollo NA Management II, LLC

Apollo NA Management III, LLC

Apollo Navigator Management I, LLC

Apollo Oasis Management, LLC

Apollo Origination Management, L.P.

Apollo PPF Credit Strategies Management, LLC

Apollo PPF Credit Management, LLC

Apollo Revolver Capital Management, LLC

Apollo ST Fund Management LLC

Apollo Strategic Origination Management, L.P.

Apollo Tactical Value SPN Management, LLC

Apollo Total Return Fund—Investment Grade Management, L.P.

Apollo Total Return Management LLC

Apollo Tower Credit Management, LLC

Apollo Union Street Management, LLC

Apollo Zeus Strategic Management, LLC

Apollo/Cavenham EMA Management II, LLC

Financial Credit Investment II Manager, LLC

Financial Credit Investment III Manager, LLC

Financial Credit Investment IV Manager, LLC

Apollo Accord+ Management, L.P.

Apollo Revolver Management II (ATH), L.P.

Apollo Revolver Management II, L.P.

Redding Ridge Asset Management, LLC

Apollo M-EDL Management, L.P.

Apollo Alster Management, LLC

Apollo European Direct Lending Management, L.P.

Apollo Excelsior Management, L.P.

Apollo Capital Markets Management, L.P.

Redding Ridge Asset Management (UK) LLP

Apollo S3 Investment Management, L.P.

Existing Affiliated Funds

AA Infrastructure Fund 1 Ltd.

ACE Credit Fund, L.P.

Aegon Ireland plc

AGRE Debt Fund I, L.P.

AGRE U.S. Real Estate Fund, L.P.

Alteri Investments II, SCSp

Amissima Diversified Income ICAV

AMN Loan Fund, L.P.

AP Kent Credit Master Fund, L.P.

Apollo Accord Master Fund II, L.P.

Apollo Accord Master Fund III, L.P.

Apollo Accord Fund III B, L.P.

Apollo Accord Fund IV, L.P.

Apollo Accord Fund V, L.P.

Apollo A-N Credit Fund, L.P.

Apollo Asia Real Estate Fund II, L.P.

Apollo Atlas Master Fund, LLC

Apollo Centre Street Partnership, L.P.

Apollo Chiron Credit Fund, L.P.

Apollo Commercial Real Estate Finance, Inc.

Apollo Credit Master Fund Ltd.

Apollo Credit Opportunity Fund III LP

Apollo Credit Strategies Master Fund Ltd.

Apollo European Principal Finance Fund III (Dollar A), L.P.

Apollo Hybrid Value Fund, L.P.

Apollo Hybrid Value Fund II, L.P.

Apollo Impact Mission Fund, L.P.

Apollo Infrastructure Opportunities Fund II, L.P.

Apollo Investment Fund IX, L.P.

Apollo Investment Fund VII, L.P.

Apollo Investment Fund VIII, L.P.

Apollo Investment Fund X, L.P.

Apollo Lincoln Fixed Income Fund, L.P.

Apollo MidCap US Direct Lending 2019, L.P.

Apollo Moultrie Credit Fund, L.P.

Apollo Natural Resources Partners II, L.P.

Apollo Natural Resources Partners III, L.P.

Apollo Navigator Aviation Fund I, L.P.

Apollo Oasis Partners, L.P.

Apollo Origination Partnership, L.P.

Apollo Palmetto Strategic Partnership, L.P.

Apollo PPF Opportunistic Credit Partners (Lux), SCSp

Apollo PPF Credit Strategies, LLC

Apollo Revolver Fund, L.P.

Apollo Strategic Origination Partners, L.P.

Apollo Tactical Value SPN Investments, L.P.

Apollo Total Return Fund—Investment Grade, L.P.

Apollo Total Return Master Fund L.P.

Apollo Tower Credit Fund, L.P.

Apollo U.S. Real Estate Fund II L.P.

Apollo U.S. Real Estate Fund III, L.P.

Apollo Union Street Partners, L.P.

Apollo/Cavenham European Managed Account II, L.P.

Athora Lux Invest S.C.Sp

Financial Credit Investment II, L.P.

Financial Credit Investment III, L.P.

Financial Credit Investment IV, L.P.

NNN Investor 1, L.P.

NNN Investor 2 (Auto), L.P.

NNN Opportunities Fund, L.P.

Athora Lux Invest NL S.C.Sp

Apollo Accord+ Fund (Lux), SCSp

Apollo Accord+ Offshore Fund, L.P.

Apollo Accord+ Fund, L.P.

Apollo Revolver Fund II (Offshore), L.P.

Apollo Revolver Fund II, L.P.

Apollo Revolver Fund II (ATH), L.P.

Apollo Asset-Backed Finance Fund, L.P.

Apollo Origination Partnership II (Levered), L.P.

Apollo Origination Partnership II (Unlevered), L.P.

Apollo Delphi Fund, L.P.

Apollo Credit Strategies Absolute Return Fund, L.P.

Apollo European Principal Finance Fund IV (Dollar A), L.P.

Apollo European Principal Finance Fund IV (Dollar B), L.P.

Apollo European Principal Finance Fund IV (Euro B1), L.P.

Apollo European Principal Finance Fund IV (Lux Euro B2), SCSp

Apollo EPF Management IV, L.P.

Apollo Accord Offshore Fund V, L.P.

Apollo Accord Fund V (Lux), SCSp

Apollo Clean Transition Capital Overseas II, L.P.

Apollo Clean Transition Capital Fund, L.P.

Apollo Calliope Fund, L.P.

Apollo Digital Origin Partners, L.P.

Apollo Starmoon CEPF Co-Invest (Overseas), L.P.

Apollo Infrastructure Opportunities Fund II (Overseas), L.P.

Apollo Infrastructure Opportunities Fund II (TE 892), L.P.

Apollo Infrastructure Opportunities Fund II (Lux), SCSp

Apollo Infrastructure Opportunities Fund III (Overseas), L.P.

Apollo Infrastructure Opportunities Fund III (TE 892), L.P.

Apollo Infrastructure Opportunities Fund III (Lux), SCSp

Apollo Infrastructure Opportunities Fund III, L.P.

RRE 17 Loan Management Designated Activity Company

RRE 16 Loan Management Designated Activity Company

RRE 9 Loan Management Designated Activity Company

RRE 12 Loan Management Designated Activity Company

RRE 8 Loan Management Designated Activity Company

RRE 7 Loan Management Designated Activity Company

RRE 10 Loan Management Designated Activity Company

RRE 6 Loan Management DAC

RRE 15 Loan Management Designated Activity Company

RRE 2 Loan Management Designated Activity Company

RRE 11 Loan Management Designated Activity Company

RRE 3 Loan Management Designated Activity Company

RRE 5 Loan Management Designated Company

RRE 1 Loan Management Designated Activity Company

RR 1 Ltd.

RR 14 Ltd.

RR 15 Ltd.

RR 16 Ltd.

RR 17 Ltd.

RR 18 Ltd.

RR 19 Ltd.

RR 2 Ltd.

RR 20 Ltd.

RR 21 Ltd.

RR 22 Ltd.

RR 23 Ltd.

RR 24 Ltd.

RR 25 Ltd.

RR 26 Ltd.

RR 27 Ltd.

RR 4 Ltd.

RR 5 Ltd.

RR 6 Ltd.

RR 7 Ltd.

RR 8 Ltd.

RR Berbere 2 Ltd.

RR Bhut Jolokia 3 Ltd.

RR Cayenne 4 Ltd.

RR Poblano 4 Ltd.

RR Reaper Brown Carolina 2 Ltd.

RR Reaper Brown Carolina 3 Ltd.

RR Tabasco 1 Ltd.

AP Tundra Holdings LLC

ALM 2020, Ltd.

AOP Finance Partners, L.P.

ATHORA Lux Invest SCSP Duration Fund

Mercer Multi-Asset Credit Fund

Apollo Credit Funds ICAV—Apollo Helius Multi-Credit Fund I

AAA Aviation Holdings, L.P.

AA Pencil Holdings, L.P.

AA Tundra Investor, L.P.

Aspen American Insurance Company

Aspen Specialty Insurance Company

Apollo Credit Secondaries Fund I, L.P.

Apollo US Broadly Syndicated Loans Fund

Apollo Opportunistic Credit Fund

MMJV LLC

Apollo S3 Equity & Hybrid Solutions Fund, L.P.

Apollo S3 Equity & Hybrid Solutions Offshore Fund, L.P.

Apollo S3 Equity & Hybrid Solutions Offshore Fund (Lux), SCSp

Apollo S3 Equity & Hybrid Solutions Fund (TE 892), L.P.

AA MMF 1 HoldCo LP

ACE Credit Allocation Fund I

AM-EDL (Lux) SCSP

Apollo Accord Fund VI (Lux), SCSp

Apollo Accord Fund VI, L.P.

Apollo Accord+ II Fund, L.P.

Apollo Accord+ II Offshore Fund, L.P.

Apollo Alster Lending Fund (Lux) SCSP

Apollo Broad Middle Markets Lending Fund, L.P.

Apollo Credit Strategies IDF, LP

Apollo Debt Solutions IDF, LP

Apollo European Direct Lending SCSP

Apollo European Private Credit (Master) SCSp

Apollo Excelsior Co-Invest, L.P.

Apollo Excelsior, L.P.

Apollo GLDC Fund, L.P.

Apollo Jade Partnership, L.P.

Cervus Loan Origination III

MICAD Account (Cayman), LP

Apollo Libra Credit Opportunities Fund, L.P.

Apollo PPF Credit Strategies (Lux), SCSP

Apollo S3 Private Markets (Master) SCSP

APOLLO S3 CREDIT SOLUTIONS FUND II, L.P.

RR 12 LTD

RR 3 LTD

RR 28 LTD

RR 29 LTD

RR 30 LTD

RR 31 LTD

RR 32 LTD

RR 33 LTD

RR 35 LTD

RRE 18 Loan Management Designated Activity Company

RRE 19 Loan Management Designated Activity Company

RRE 20 Loan Management Designated Activity Company

RRE 21 Loan Management Designated Activity Company

RRE Portrush 1 Designated Activity Company

RR 34 LTD

RRX 6 LTD

RRX 7 LTD

RRAM Beta 1, Ltd.

RRAM Beta 1 Tax Subsidiary Inc.

RRE 22 Loan Management Designated Activity Company

RRE Belfry 1 Designated Activity Company

MidCap FinCo Holdings Limited

Apollo Aligned Alternatives, L.P.

Existing Proprietary Accounts

Athene Holding Ltd.

ACMP Holdings, LLC

APPENDIX B

Resolutions of the Board of Directors of MidCap Financial Investment Corporation (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”).

NOW, THEREFORE, BE IT RESOLVED, that the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act, and Rule 17d-1 thereunder under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and be it

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Directors of Apollo Debt Solutions BDC (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”).

NOW, THEREFORE, BE IT RESOLVED, that the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act, and Rule 17d-1 thereunder under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and be it

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of Apollo Diversified Credit Fund (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”).

NOW, THEREFORE, BE IT RESOLVED, that the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act, and Rule 17d-1 thereunder under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and be it

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of Apollo S3 Private Markets Fund (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”).

NOW, THEREFORE, BE IT RESOLVED, that the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act, and Rule 17d-1 thereunder under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and be it

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Directors of Middle Market Apollo Institutional Private Lending Fund (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”).

NOW, THEREFORE, BE IT RESOLVED, that the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act, and Rule 17d-1 thereunder under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and be it

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Sole Trustee (the “Trustee”) of Lord Abbett Flexible Income Fund (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”).

NOW, THEREFORE, BE IT RESOLVED, that the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act, and Rule 17d-1 thereunder under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and be it

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of Apollo Diversified Real Estate Fund (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”).

NOW, THEREFORE, BE IT RESOLVED, that the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act, and Rule 17d-1 thereunder under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and be it

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of Apollo Origination II (Levered) Capital Trust (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”).

NOW, THEREFORE, BE IT RESOLVED, that the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act, and Rule 17d-1 thereunder under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and be it

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Resolutions of the Board of Trustees of Apollo Origination II (UL) Capital Trust (the “Fund”)

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”).

NOW, THEREFORE, BE IT RESOLVED, that the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act, and Rule 17d-1 thereunder under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and be it

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

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